UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2009

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Broken Sound Parkway, NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Q.E.P. Co., Inc. (the “Company”) under its credit facility (the “Credit Facility”) with its senior lenders (collectively, the “Lenders”) is required to maintain certain financial covenants, including a senior debt to trailing EBITDA ratio and a fixed charge coverage ratio (each as defined in the Credit Facility). On January 7, 2009, in connection with its preparation of the 2009 third fiscal quarter financial statements, the Company determined that it had breached these covenants for its 2009 third fiscal quarter, which ended on November 30, 2008. A violation of these covenants constitutes an event of default under the Credit Facility, which would, unless waived by the Lenders, give the Lenders the right to prohibit additional borrowing under the Credit Facility, accelerate the Company’s indebtedness thereunder, and take other actions as provided for in the Credit Facility. A default under the Credit Facility may constitute a cross-default under certain of the Company’s other loan agreements and mortgages. As of January 13, 2009, $25,442,293 of borrowings and letters of credit were outstanding under the Credit Facility.

The Company is currently in discussions with the Lenders with respect to the violation of the financial covenants with a view toward obtaining a waiver of the current non-compliance and amending the covenants. There can be no assurance that the Company will be able to obtain such waiver or negotiate such an amendment, or that such waiver or amendment will be on terms acceptable to the Company. If the Company is unable to obtain a waiver or amendment from the Lenders, it could have a material adverse effect on the Company’s financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Dated: January 13, 2009	By:	/s/ Richard A. Brooke
	Name:	Richard A. Brooke
	Title:	Senior Vice President and Chief Financial Officer